Exhibit 2.1

EXECUTION COPY

AMENDMENT NO. 1 TO
BUSINESS COMBINATION AGREEMENT

This Amendment No. 1 to Business Combination Agreement (this “Amendment”) is made and entered into as of October 19, 2026, by and among (i) Launch Two Acquisition Corp., a Cayman Islands exempted company (“SPAC”), (ii) Tesseract Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of SPAC (“Merger Sub”), (iii) NuCube Energy, Inc., a Delaware corporation (the “Company”), (iv) James McEntee, an individual, in his capacity as the SPAC Representative (the “SPAC Representative”), and (v) IdealabAZ, Inc., a Delaware corporation, in its capacity as the Seller Representative (the “Seller Representative”). SPAC, Merger Sub, the Company, the SPAC Representative and the Seller Representative are referred to herein collectively as the “Parties” and individually as a “Party”.

Capitalized terms used herein that are not defined herein have the meanings given to such terms in that certain Business Combination Agreement made and entered into as of June 25, 2026, by and among the Parties (the “Business Combination Agreement”).

RECITALS:

WHEREAS, the Business Combination Agreement requires that, during the Interim Period, SPAC and the Company will use reasonable best efforts to enter into Financing Agreements for Transaction Financings on terms that are mutually agreed between SPAC and the Company;

WHEREAS, Transaction Financings include, among other things, a capital raising transaction in connection with the Transactions structured as an investment in the preferred equity of the Company;

WHEREAS, the Parties desire that to acknowledge and confirm that any Company Financing (as defined hereinbelow) constitutes a Transaction Financing and that any Company Financing Agreements (as defined hereinbelow) constitute Financing Agreements, in each case for all purposes under the Business Combination Agreement;

WHEREAS, in connection with the Company Financings, the Parties desire to clarify certain provisions of the Business Combination Agreement regarding Company Securities and the Transaction Financing so as to treat all Company Securities issued or issuable in connection with any Company Financing as if they had been issued in a Transaction Financing at the Closing; and

WHEREAS, pursuant to Section 9.8 of the Business Combination Agreement, the Business Combination Agreement may be amended, supplemented or modified by a written instrument signed by SPAC, the Company and the Seller Representative.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

1.	Company Financing.

1.1. Further to the Parties’ respective obligations to expend reasonable best efforts to enter into Financing Agreements for Transaction Financings, the Company proposes to enter into securities purchase agreements in substantially the form attached as a schedule to Appendix A attached hereto with investors from time to time prior to the Closing for the sale of a new series of the Company’s preferred stock to be designated as “Series A-4 Preferred Stock” (each a “Company Financing Agreement” and all such agreements taken together the “Company Financing Agreements”) on the terms set forth as part of Appendix A attached hereto (the “Company Financing Terms”; each such investment a “Company Financing” and all such investments together, the “Company Financings”).

1.2. Section 5.20(a) of the Business Combination Agreement requires that SPAC and the Company agree on, among other things, the terms, structuring, strategy and approach of any Transaction Financings. The Parties (including SPAC and the Company) hereby agree (a) to the Company Financing Terms and (b) that Company Financings on financing terms that are substantially similar to, and not materially more favorable to the investor in the aggregate than, the Company Financing Terms shall constitute Transaction Financings for all purposes under the Business Combination Agreement. For the avoidance of doubt, any investor financing terms proposed to be entered into by the Company that are more favorable to the investors in the aggregate than those comprising the Company Financing Terms are not permitted by this Amendment and shall require the mutual consent of SPAC and the Company pursuant to Section 5.20(a) of the Business Combination Agreement.

1.3. All Company Common Stock issued in connection with any Company Financing, or issued upon conversion or exercise prior to the Closing of any Company Securities issued in connection with any Company Financing (together “Company Financing Shares”), shall in each case be included in the Company Common Stock for the purposes of Section 1.9(a) and Section 1.12 of the Business Combination Agreement, but for purposes of clarity and ease of identification, such Company Financing Shares will be identified in the Closing Consideration Spreadsheet as a sub-line separate from the other shares of Company Common Stock for purposes of Section 1.12 of the Business Combination Agreement.

1.4. Each warrant for the purchase of Company Stock issued in connection with any Company Financing on the Company Financing Terms and in substantially the form attached as a schedule to Appendix A attached hereto (each, a “Company Financing Warrant”) are, and shall constitute, a Company Warrant, and will become an Assumed Warrant, for purposes of Section 1.9(e) and Section 1.12 of the Business Combination Agreement, but for purposes of clarity and ease of identification, such Company Financing Warrant and the shares of Company Stock issuable upon exercise of such Company Financing Warrant will be identified in the Closing Consideration Spreadsheet as a sub-line separate from the other Company Warrants and Company Securities for purposes of Section 1.12 of the Business Combination Agreement.

1.5. Each investor in a Company Financing (each, a “Company Financing Investor”) will, in such capacity, be excluded from the definition of Company Stockholders for purposes of Section 1.13 of the Business Combination Agreement, and such Company Financing Investor will not participate in the Earnout Shares in respect of its Company Financing Shares.

For the avoidance of doubt, such exclusion will not preclude an investor from the definition of Company Stockholder if such investor is a pre-existing stockholder of the Company by means of its acquisition of Company Securities prior to the date of this Amendment; provided, that such a pre-existing stockholder’s participation in Section 1.13 of the Business Combination Agreement will be limited to such pre-existing ownership of Company Securities and will not include any rights in respect of any Company Financing Shares.

1.6. The aggregate gross proceeds of the Company Financings will be taken into account, and be part of, the calculation of Net Cash Proceeds and the determination of the Minimum Cash Condition, including for purposes of Section 6.2(c) of the Business Combination Agreement.

1.7. The Company Financings and the Company Financing Documents, and the terms thereof, will be deemed to have been disclosed and included in the representations and warranties of the Company under the Business Combination Agreement, and will not be taken into account in determining whether there has been any change or inaccuracy in the representations and warranties of the Company under Section 6.3(a) of the Business Combination Agreement.

1.8. Without limiting Section 1.2, and in furtherance of the intent of the Parties under this Section 1, (a) the execution, delivery and performance by the Company of the Company Financing Agreements, the establishment of the Company’s Series A-4 Preferred Stock and the authorization and reservation of shares of Series A-4 Preferred Stock in respect thereof, the issuance and sale of Company Securities pursuant to the Company Financing Agreements, including the Company Financing Warrants, the reservation and issuance of the Company Financing Shares upon exercise of the Company Financing Warrants, and the receipt and use by the Company of the proceeds of the Company Financings, on the terms described in this Amendment and in the Company Financing Terms (including as set forth on Appendix A attached hereto), are hereby expressly approved and consented to by SPAC and shall be deemed to be expressly contemplated and permitted by the Business Combination Agreement, including Sections 5.2 and 5.20 thereof, and (b) none of the execution, delivery or performance of the Company Financing Agreements, the establishment of the Company’s Series A-4 Preferred Stock and the authorization and reservation of shares of Series A-4 Preferred Stock in respect thereof, the consummation of the Company Financings, the issuance or sale of the Company Financing Shares or the Company Financing Warrants, or the reservation or issuance of the Company Financing Shares upon exercise of the Company Financing Warrants, shall constitute or be deemed to constitute a breach or violation of Section 5.2 of the Business Combination Agreement. For the avoidance of doubt, the consent and approval set forth in this Section 1.8 shall apply only to Company Financings on the Company Financing Terms, as permitted by Section 1.2, and shall not constitute a consent to any issuance of Company Securities not permitted by Section 1.2.

2.	Amendments to Business Combination Agreement.

2.1. Amendments in Respect of Company Financings.

2.1.1. The first sentence of Section 4.3(a) of the Business Combination Agreement (Capitalization) is hereby amended and restated in its entirety to read as follows:

“The Company is authorized to issue (i) 41,000,000 shares of Company Common Stock, of which 1,604,250 shares are issued and outstanding, and (ii) 34,879,428 shares of Company Preferred Stock, of which the Company has designated (A) 7,500,000 shares as Pre-Seed 1 Preferred Stock, all of which are currently issued and outstanding, (B) 5,139,153 shares as Series Seed Preferred Stock, all of which are currently issued and outstanding, (C) 850,145 shares as Series A-1 Preferred Stock, 829,829 of which are currently issued and outstanding, (D) 722,353 shares as Series A-2 Preferred Stock, 668,846 of which are currently issued and outstanding, (E) 14,667,777 shares as Series A-3 Preferred Stock, all of which are currently issued and outstanding, and (F) 6,000,000 shares as Series A-4 Preferred Stock, none of which are currently issued and outstanding but all of which may be issued in connection with one or more Transaction Financings.”.

2.1.2. Schedule 4.3(a) to the Business Combination Agreement (Capitalization) is hereby amended to include the Company Financing Warrants and the Company Financing Shares issuable thereunder.

2.1.3. The first sentence of Section 4.3(d) of the Business Combination Agreement (Capitalization) is hereby amended and restated in its entirety to read as follows:

“The Company has reserved 1,011,139 shares of Company Common Stock, and up to 1,956,353 shares of Company Preferred Stock, for issuance upon exercise of Company Warrants.”.

2.1.4. Schedule 4.3(d) to the Business Combination Agreement (Capitalization) is hereby amended to include the Company Financing Warrants and the Company Financing Shares issuable thereunder.

2.1.5. Schedule 4.8 to the Business Combination Agreement (Absence of Certain Changes) is hereby amended to include the Company Financing.

2.1.6. The defined term “Company Preferred Stock” in Section 10.1 of the Business Combination Agreement (Certain Definitions) is hereby amended and restated in its entirety to read as follows:

“ “Company Preferred Stock” means, collectively, the Pre-Seed 1 Preferred Stock, Series Seed Preferred Stock, the Series A-1 Preferred Stock, the Series A-2 Preferred Stock, the Series A-3 Preferred Stock and, solely for purposes of Section 1.9(a), the Series A-4 Preferred Stock.”.

2.1.7. The defined term “Fully Diluted Company Shares” in Section 10.1 of the Business Combination Agreement (Certain Definitions) is hereby amended to add a sentence at the end of such definition to read as follows:

“Notwithstanding anything else to the contrary, and in precedence to the language of the definition of Fully Diluted Company Shares, the shares of Company Preferred Stock issued as part of the Transaction Financings, the shares of Company Common Stock issued in respect thereof as part of the Preferred Conversion, and the Company Warrants issued as part of the Transaction Financings, and the Company Securities issuable upon exercise thereof, shall not be included as part of the calculations of, and shall not constitute, Fully Diluted Company Shares.”.

2.1.8. Section 10.2 of the Business Combination Agreement (Section References) is hereby amended to: (a) include the terms “Company Financing Agreement”, “Company Financing Agreements”, “Company Financing Terms”, “Company Financing” and “Company Financings” in their respective appropriate alphabetical order, accompanied by each term’s applicable cross-reference Section of “Section 1.1 of Amendment No. 1 to this Agreement”; (b) include the term “Company Financing Shares” in its appropriate alphabetical order, accompanied by such term’s applicable cross-reference Section of “Section 1.3 of Amendment No. 1 to this Agreement”; (c) include the term “Company Financing Warrant” in its appropriate alphabetical order, accompanied by such term’s applicable cross-reference Section of “Section 1.4 of Amendment No. 1 to this Agreement”; and (v) include the term “Company Financing Investor” in its appropriate alphabetical order, accompanied by such term’s applicable cross-reference Section of “Section 1.5 of Amendment No. 1 to this Agreement”.

2.2. Amendment in Respect of the Outside Date. Section 7.1(b) of the Business Combination Agreement (Termination) is hereby amended and restated in its entirety to read as follows:

“(b) by written notice by SPAC or the Company if any of the conditions to the Closing set forth in Article VI have not been satisfied or waived by 5:00 pm, eastern time, on January 7, 2027 (the “Outside Date”); provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;”.

2.3. Amendments in Respect of Incentive Plans.

2.3.1. Clause (iii) of Section 5.12(a) of the Business Combination Agreement (The Registration Statement) is hereby amended and restated to read as follows:

“(iii) adoption and approval of a new equity incentive plan for SPAC, substantially in the form attached hereto as Exhibit J (the “Incentive Plan”), and a new employee stock purchase plan for SPAC, in customary form and substance reasonably acceptable to the Company and SPAC, and a reservation of shares under such employee stock purchase plan equal to equal to 2% of the fully diluted capitalization of SPAC after giving effect to the Closing,”.

2.3.2. Footnote 1 to Section 5(a)(i) of the NuCube Holdings, Inc. 2026 Equity Incentive Plan attached as Exhibit J (Form of Incentive Plan) to the Business Combination Agreement is hereby amended to delete the “10%” appearing in the first line of such footnote and to replace it with “12.5%”.

3. Miscellaneous.

3.1. Except as expressly amended by this Amendment, the Business Combination Agreement shall remain unchanged and in full force and effect in accordance with its terms. This Amendment shall not constitute a waiver, amendment or modification of any provision of the Business Combination Agreement except as expressly set forth herein.

3.2. From and after the date hereof, each reference in the Business Combination Agreement to “this Agreement,” “hereof,” “hereunder,” “herein” or words of like import shall be deemed to refer to the Business Combination Agreement as amended by this Amendment.

3.3. In the event of any conflict or inconsistency between the terms of this Amendment and the terms of the Business Combination Agreement, the terms of this Amendment shall control.

3.4. Each Party executing this Amendment represents and warrants to the other Parties that: (a) it has all requisite power and authority to execute and deliver this Amendment and to perform its obligations hereunder; (b) the execution, delivery and performance of this Amendment have been duly authorized by all necessary action on its part; and (c) this Amendment has been duly executed and delivered by such Party and, assuming due authorization, execution and delivery by the other Parties, constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Enforceability Exceptions.

3.5. The provisions of Article IX of the Business Combination Agreement shall apply to this Amendment mutatis mutandis as if set forth herein in full.

3.6. This Amendment may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by electronic transmission, including by PDF, shall be effective as delivery of a manually executed counterpart of this Amendment.

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IN WITNESS WHEREOF, each of the Parties has duly executed and delivered, or has caused its duly authorized representative to execute and deliver, this Amendment as of the date first written hereinabove.

LAUNCH TWO ACQUISITION CORP.

By:	/s/ James J. McEntee
Name:	James J. McEntee
Title:	Chief Executive Officer

TESSERACT MERGER SUB INC.

By:	/s/ Jurgen van de Vyver
Name:	Jurgen van de Vyver
Title:	President

NUCUBE ENERGY, INC.

By:	/s/ Cristian Rabiti
Name:	Cristian Rabiti
Title:	Chief Executive Officer

SPAC Representative:

/s/ James J. McEntee
JAMES MCENTEE, solely in his capacity as SPAC Representative

Seller Representative:

IDEALABAZ, INC., solely in its capacity as Seller Representative

By:	/s/ Allen Morgan
Name:	Allen Morgan
Title:	Chief Executive Officer

APPENDIX A

COMPANY FINANCING TERMS

Investors:	Qualified investors interested in a private placement investment in the capital stock of the Company (NuCube) prior to the Closing (as opposed to in a PIPE financing for the acquisition of the shares of SPAC at the Closing).
Securities to be Acquired:	Shares of a new series of preferred stock of the Company to be designated as “Series A-4 Preferred Stock”, which will have the substantially the same terms, and be pari passu with, the Company’s other series of Series A Preferred Stock.
Purchase Price:	$12.779 per share of “Series A-4 Preferred Stock”, which represents approximately a $9.25 exercise price per share of SPAC common stock at the projected conversion ratio of 1.3815, which translates to an approximately 14.5% discount to the Reference Price under the Business Combination Agreement.
Conversion Ratio:	1:1
Liquidation Preference:	Issue Price
Warrant Coverage:	50% warrant coverage at an exercise price of $15.887 per warrant share, which represents approximately an $11.50 exercise price per share of SPAC common stock at the projected conversion ratio of 1.3815.

Schedules to this Appendix A:

Schedule 1:	Form of Fourth Amended and Restated Certificate of Incorporation of NuCube Energy, Inc.

Schedule 2:	Form of Series A-4 Preferred Stock Purchase Agreement

Schedule 3:	Form of Warrant Certificate and Warrant Agreement of NuCube Energy, Inc.

Schedule 4:	Form of Omnibus Amendment to NuCube stockholder agreements

Schedule 5:	Form of Omnibus Joinder to NuCube stockholder and support agreements